Exhibit 99.1

Dunkin' Brands Reports Fourth Quarter and Fiscal Year 2017 Results

Fiscal year 2017 highlights include:

•	Dunkin' Donuts U.S. comparable store sales growth of 0.6%

•	Flat Baskin-Robbins U.S. comparable store sales growth

•	Added 440 net new restaurants worldwide, including 313 net new Dunkin' Donuts in the U.S.

•	Revenues increased 3.8%, or 4.9% on a 52-week basis

•	Diluted EPS increased 80.1%, or 82.7% on a 52-week basis, to $3.80

•	Diluted adjusted EPS increased 7.5%, or 9.0% on a 52-week basis, to $2.43

Fourth quarter highlights include:

•	All four business segments had positive comparable store sales

•	Dunkin' Donuts U.S. comparable store sales growth of 0.8%

•	Baskin-Robbins U.S. comparable store sales growth of 5.1%

•	Added 141 net new restaurants worldwide, including 126 net new Dunkin' Donuts in the U.S.

•	Revenues increased 5.3%, or 9.8% on a 13-week basis

•	Diluted EPS increased 249.2%, or 267.2% on a 13-week basis, to $2.13

•	Diluted adjusted EPS unchanged at $0.64, or increased 4.9% on a 13-week basis

CANTON, Mass. (February 6, 2018) - Dunkin' Brands Group, Inc. (Nasdaq: DNKN), the parent company of Dunkin' Donuts (DD) and Baskin-Robbins (BR), today reported results for the 13-week fiscal fourth quarter and 52-week fiscal year ended December 30, 2017.
"In 2017, we made significant progress positioning Dunkin' Donuts as America's most-loved, beverage-led, on-the-go brand. Morning comparable store sales increased each quarter sequentially, and we had our highest quarterly beverage comparable sales of the year in the fourth quarter of 2017, driven by iced coffee and Frozen Dunkin' Coffee. Our strategic focus on morning sales yielded improved customer counts in that critical daypart during the last three quarters of the year and we are actively working to drive afternoon traffic through p.m. beverages and food along with all-day value offers that kicked-off in January. Additionally, in 2017, we believe that Dunkin' Donuts was once again one of the fastest growing retail brands by unit count in the country," said Nigel Travis, Dunkin' Brands Chairman and CEO. "Other accomplishments during 2017 included adding more than two million members to the Perks loyalty program bringing total membership to approximately 8 million, increasing out-of-restaurant retail sales of Dunkin' branded consumer packaged goods by greater than 30 percent, and successfully testing a simplified menu across 1,000 restaurants. We strongly believe the simplified menu, which is expected to roll-out nationally by the end of the first quarter, will improve franchisees' profitability and enable us to better serve customers."
"We're pleased to have delivered our revenue, operating income, and earnings per share targets for 2017, and look forward to sharing our growth targets for 2018 and beyond at our upcoming investor day on February 8 in Boston," said Kate Jaspon, Dunkin' Brands Chief Financial Officer. "In January, we announced an approximately five percent reduction in our general and administrative expense target in 2018 to two percent of systemwide sales. We are also encouraged by the recently passed tax reform act which includes provisions that we expect to be favorable to the majority of our franchisees as well as net beneficial to Dunkin' Brands."

FISCAL YEAR 2017 KEY FINANCIAL HIGHLIGHTS

($ in millions, except per share data)	Fiscal year ended		Increase (Decrease)
Amounts and percentages may not recalculate due to rounding	December 30, 2017	December 31, 2016	$ / #	%
	(52 weeks)	(53 weeks)
Financial data:
Revenues	$860.5	828.9	31.6	3.8%
Operating income	447.0	414.7	32.3	7.8%
Operating income margin	51.9%	50.0%
Adjusted operating income[1]	467.1	436.6	30.5	7.0%
Adjusted operating income margin[1]	54.3%	52.7%
Net income[2]	350.9	195.6	155.3	79.4%
Adjusted net income[1,2]	223.8	208.7	15.1	7.2%
Earnings per share:
Common–basic[2]	3.86	2.14	1.72	80.4%
Common–diluted[2]	3.80	2.11	1.69	80.1%
Diluted adjusted earnings per share[1,2]	2.43	2.26	0.17	7.5%
Weighted average number of common shares – diluted (in millions)[2]	92.2	92.5	(0.3)	(0.3)%
Systemwide sales[3]	$11,146.6	10,844.6	301.9	2.8%
Comparable store sales growth (decline):
DD U.S.	0.6%	1.6%
BR U.S.	—%	0.7%
DD International	0.3%	(1.9)%
BR International	(0.1)%	(4.2)%
Development data:
Consolidated global net POD development[4]	440	723	(283)	(39.1)%
DD global PODs at period end	12,538	12,258	280	2.3%
BR global PODs at period end	7,982	7,822	160	2.0%
Consolidated global PODs at period end	20,520	20,080	440	2.2%
1 Adjusted operating income, adjusted operating income margin, and adjusted net income are non-GAAP measures reflecting operating income and net income adjusted for amortization of intangible assets, long-lived asset impairments, and certain other items, net of the tax impact of such adjustments in the case of adjusted net income. Adjusted net income excludes the net tax benefit due to the enactment of the Tax Cuts and Jobs Act. Diluted adjusted earnings per share is a non-GAAP measure calculated using adjusted net income. Please refer to “Non-GAAP Measures and Statistical Data” and “Dunkin' Brands Group, Inc. Non-GAAP Reconciliations” for further detail.
2 In the first quarter of 2017, the Company adopted Accounting Standards Update No. 2016-09, Compensation–Stock Compensation: Improvements to Employee Share-Based Payment Accounting ("ASU 2016-09"), as issued by the Financial Accounting Standards Board. As required by the updated accounting standard, excess tax benefits or deficiencies are now recorded to the provision for income taxes in the consolidated statements of operations, on a prospective basis, instead of additional paid-in capital in the consolidated balance sheets. See "Adoption of New Accounting Standard—Excess Tax Benefits" for further detail.
3 Systemwide sales include sales at franchisee- and company-operated restaurants, including joint ventures. While we do not record sales by franchisees, licensees, or joint ventures as revenue, and such sales are not included in our consolidated financial statements, we believe that this operating measure is important in obtaining an understanding of our financial performance. We believe systemwide sales information aids in understanding how we derive royalty revenue and in evaluating our performance relative to competitors.
4 Consolidated global net POD development for the fiscal years ended December 30, 2017 and December 31, 2016 reflects the previously-announced closing of 1 and 18 self-serve coffee stations within Speedway locations, respectively.

FOURTH QUARTER 2017 KEY FINANCIAL HIGHLIGHTS

($ in millions, except per share data)	Three months ended		Increase (Decrease)
Amounts and percentages may not recalculate due to rounding	December 30, 2017	December 31, 2016	$ / #	%
	(13 weeks)	(14 weeks)
Financial data:
Revenues	$227.1	215.7	11.4	5.3%
Operating income	120.1	113.9	6.2	5.5%
Operating income margin	52.9%	52.8%
Adjusted operating income[1]	123.5	119.3	4.3	3.6%
Adjusted operating income margin[1]	54.4%	55.3%
Net income[2]	195.5	56.1	139.4	248.3%
Adjusted net income[1,2]	58.4	59.4	(1.0)	(1.7)%
Earnings per share:
Common–basic[2]	2.17	0.61	1.56	255.7%
Common–diluted[2]	2.13	0.61	1.52	249.2%
Diluted adjusted earnings per share[1,2]	0.64	0.64	—	—%
Weighted average number of common shares – diluted (in millions)[2]	91.8	92.5	(0.8)	(0.8)%
Systemwide sales[3]	$2,799.2	2,830.2	(31.0)	(1.1)%
Comparable store sales growth (decline):
DD U.S.	0.8%	1.9%
BR U.S.	5.1%	(0.9)%
DD International	1.6%	(1.0)%
BR International	3.0%	0.7%
Development data:
Consolidated global net POD development[4]	141	296	(155)	(52.4)%
DD global PODs at period end	12,538	12,258	280	2.3%
BR global PODs at period end	7,982	7,822	160	2.0%
Consolidated global PODs at period end	20,520	20,080	440	2.2%
1 Adjusted operating income, adjusted operating income margin, and adjusted net income are non-GAAP measures reflecting operating income and net income adjusted for amortization of intangible assets, long-lived asset impairments, and certain other items, net of the tax impact of such adjustments in the case of adjusted net income. Adjusted net income excludes the net tax benefit due to the enactment of the Tax Cuts and Jobs Act. Diluted adjusted earnings per share is a non-GAAP measure calculated using adjusted net income. Please refer to “Non-GAAP Measures and Statistical Data” and “Dunkin' Brands Group, Inc. Non-GAAP Reconciliations” for further detail.
2 In the first quarter of 2017, the Company adopted ASU 2016-09, as issued by the Financial Accounting Standards Board. As required by the updated accounting standard, excess tax benefits or deficiencies are now recorded to the provision for income taxes in the consolidated statements of operations, on a prospective basis, instead of additional paid-in capital in the consolidated balance sheets. See "Adoption of New Accounting Standard—Excess Tax Benefits" for further detail.
3 Systemwide sales include sales at franchisee- and company-operated restaurants, including joint ventures. While we do not record sales by franchisees, licensees, or joint ventures as revenue, and such sales are not included in our consolidated financial statements, we believe that this operating measure is important in obtaining an understanding of our financial performance. We believe systemwide sales information aids in understanding how we derive royalty revenue and in evaluating our performance relative to competitors.
4 Consolidated global net POD development for the three months ended December 30, 2017 and December 31, 2016 reflects the previously-announced closing of 1 and 2 self-serve coffee stations within Speedway locations, respectively.
The decline in global systemwide sales for the fourth quarter was a result of an extra week in the prior year period. On a 13-week basis, global systemwide sales grew in the fourth quarter. The growth was primarily attributable to global store development and Dunkin' Donuts U.S. comparable store sales growth (which includes stores open 78 weeks or more).
Dunkin' Donuts U.S. comparable store sales growth in the fourth quarter was driven by increased average ticket offset by a decline in traffic. Growth was driven by core breakfast sandwich sales; iced coffee and Frozen Dunkin' Coffee sales; as well as traditional donut sales.

Baskin-Robbins U.S. comparable store sales growth in the fourth quarter was driven by increased average ticket offset by a decline in traffic. Growth was driven by beverages including shakes, smoothies and Cappuccino Blast as well as the take-home category.
In the fourth quarter, Dunkin' Brands franchisees and licensees opened 141 net new restaurants around the globe. This included 126 net new Dunkin' Donuts U.S. locations and 40 net new Baskin-Robbins International locations offset by 23 Dunkin' Donuts International net closures and 2 Baskin-Robbins U.S. net closures. Additionally, Dunkin' Donuts U.S. franchisees remodeled 88 restaurants and Baskin-Robbins U.S. franchisees remodeled 34 restaurants during the quarter.
Revenues for the fourth quarter increased $11.4 million, or 5.3%, compared to the prior year period due primarily to increased franchise fees driven by additional renewal income, offset by a decrease in gross openings. These increases in revenues were offset by a decrease in sales of ice cream and other products, primarily to our licensees in the Middle East, as well as a decrease in royalty income due primarily to the extra week in the prior year period and a decrease in refranchising gains. Revenues for the fourth quarter increased 9.8% on a 13-week basis.
Operating income and adjusted operating income for the fourth quarter increased $6.2 million, or 5.5%, and $4.3 million, or 3.6%, respectively, from the prior year period primarily as a result of the increase in franchise fees, offset by gains recognized in connection with the sale of company-operated restaurants in the prior year period and a decrease in net margin on ice cream due primarily to the decrease in sales volume and an increase in commodity costs. Also offsetting the increases in operating income and adjusted operating income were expenses incurred to record lease-related liabilities as a result of restaurant closures, as well as the decreases in royalty income and refranchising gains. Adjusted operating income was also unfavorably impacted by an increase in general and administrative expenses. Operating income and adjusted operating income for the fourth quarter increased 11.5% and 9.2%, respectively, on a 13-week basis.
Net income for the fourth quarter increased by $139.4 million, or 248.3%, compared to the prior year period driven by a net benefit from income taxes of $110.6 million compared to income tax expense in the prior year period of $30.9 million, as well as the increase in operating income. The net benefit from income taxes in the current quarter includes a $143.4 million net tax benefit due to the enactment of the Tax Cuts and Jobs Act ("Tax Act"), consisting primarily of the re-measurement of our deferred tax liabilities using the lower enacted corporate tax rate. The increase in net income was offset by a $7.0 million loss on debt extinguishment and refinancing transactions and an increase in net interest expense driven by additional borrowings incurred in conjunction with a refinancing transaction completed during the fourth quarter. Net income for the fourth quarter increased 264.9% on a 13-week basis.
Adjusted net income decreased $1.0 million, or 1.7%, to $58.4 million compared to the prior year period primarily as a result of increases in income tax expense, which excludes the impact of the Tax Act, and net interest expense, offset by the increase in adjusted operating income. Adjusted net income for the fourth quarter increased 2.7% on a 13-week basis.

Diluted earnings per share for the fourth quarter increased by 249.2% to $2.13 as a result of the increase in net income and a decrease in shares outstanding. Diluted adjusted earnings per share remained flat to the prior year period at $0.64 as the decrease in adjusted net income was offset by a decrease in shares outstanding. The decrease in shares outstanding from the prior year period was due primarily to repurchases of shares since the fourth quarter of 2016, offset by the exercise of stock options and the impact of the new accounting standard related to excess tax benefits adopted in the first quarter of 2017. Excluding the impact of recognized excess tax benefits, diluted earnings per share and diluted adjusted earnings per share would have each been $0.01 lower. On a 13-week basis, diluted earnings per share for the fourth quarter increased $1.55, or 267.2%, and diluted adjusted earnings per share increased $0.03, or 4.9%, compared to the prior year period.

FOURTH QUARTER 2017 SEGMENT RESULTS

Amounts and percentages may not recalculate due to rounding	Three months ended		Increase (Decrease)
Dunkin' Donuts U.S.	December 30, 2017	December 31, 2016	$ / #	%
	(13 weeks)	(14 weeks)
	($ in thousands except as otherwise noted)
Revenues:
Royalty income	$118,771	121,774	(3,003)	(2.5)%
Franchise fees	32,826	14,716	18,110	123.1%
Rental income	24,231	24,255	(24)	(0.1)%
Sales at company-operated restaurants	—	51	(51)	(100.0)%
Other revenues	1,920	2,270	(350)	(15.4)%
Total revenues	$177,748	163,066	14,682	9.0%

Segment profit	$141,210	131,013	10,197	7.8%

Comparable store sales growth	0.8%	1.9%
Systemwide sales (in millions)[1]	$2,160.3	2,228.7	(68.4)	(3.1)%

Points of distribution	9,141	8,828	313	3.5%
Gross openings	172	235	(63)	(26.8)%
Net openings[2]	126	199	(73)	(36.7)%
1 Systemwide sales include sales at franchisee- and company-operated restaurants, including joint ventures. We do not record sales by franchisees, licensees, or joint ventures as revenue and such sales are not included in our consolidated financial statements. Please refer to “Non-GAAP Measures and Statistical Data” for further detail
2 Net openings for the three months ended December 30, 2017 and December 31, 2016 reflect the previously-announced closing of 1 and 2 self-serve coffee stations within Speedway locations, respectively.
Dunkin' Donuts U.S. fourth quarter revenues of $177.7 million represented an increase of 9.0% compared to the prior year period. The increase was primarily a result of increased franchise fees driven by additional renewal income, offset by a decrease in gross openings. Offsetting the increase in franchise fees was a decrease in royalty income due to the extra week in the prior year period.
Dunkin' Donuts U.S. segment profit in the fourth quarter increased to $141.2 million, an increase of $10.2 million over the prior year period, driven primarily by the increase in revenues, offset by gains recognized in connection with the sale of company-operated restaurants in the prior year period and expenses incurred to record lease-related liabilities as a result of restaurant closures.
.

Amounts and percentages may not recalculate due to rounding	Three months ended		Increase (Decrease)
Dunkin' Donuts International	December 30, 2017	December 31, 2016	$ / #	%
	(13 weeks)	(14 weeks)
	($ in thousands except as otherwise noted)
Revenues:
Royalty income	$4,954	4,208	746	17.7%
Franchise fees	698	1,799	(1,101)	(61.2)%
Other revenues	(26)	(21)	(5)	23.8%
Total revenues	$5,626	5,986	(360)	(6.0)%

Segment profit	$2,188	3,220	(1,032)	(32.0)%

Comparable store sales growth (decline)	1.6%	(1.0)%
Systemwide sales (in millions)[1]	$200.0	187.2	12.8	6.8%

Points of distribution	3,397	3,430	(33)	(1.0)%
Gross openings	92	137	(45)	(32.8)%
Net openings (closings)	(23)	51	(74)	(145.1)%
1 Systemwide sales include sales at franchisee- and company-operated restaurants, including joint ventures. We do not record sales by franchisees, licensees, or joint ventures as revenue and such sales are not included in our consolidated financial statements. Please refer to “Non-GAAP Measures and Statistical Data” for further detail.
Dunkin' Donuts International fourth quarter systemwide sales increased 6.8% from the prior year period driven primarily by sales growth in the Middle East, Europe, Latin America, and Asia. On a constant currency basis, systemwide sales increased by approximately 4%.
Dunkin' Donuts International fourth quarter revenues of $5.6 million represented a decrease of 6.0% from the prior year period. The decrease in revenues was primarily a result of a decline in franchise fees, offset by an increase in royalty income.
Segment profit for Dunkin' Donuts International decreased $1.0 million to $2.2 million in the fourth quarter primarily as a result of an increase in general and administrative expenses and the decrease in revenues, offset by a decrease in the net loss from our South Korea joint venture.

Amounts and percentages may not recalculate due to rounding	Three months ended		Increase (Decrease)
Baskin-Robbins U.S.	December 30, 2017	December 31, 2016	$ / #	%
	(13 weeks)	(14 weeks)
	($ in thousands except as otherwise noted)
Revenues:
Royalty income	$5,459	5,363	96	1.8%
Franchise fees	899	287	612	213.2%
Rental income	743	773	(30)	(3.9)%
Sales of ice cream and other products	1,269	595	674	113.3%
Other revenues	2,189	2,414	(225)	(9.3)%
Total revenues	$10,559	9,432	1,127	11.9%

Segment profit	$5,439	5,117	322	6.3%

Comparable store sales growth (decline)	5.1%	(0.9)%
Systemwide sales (in millions)[1]	$112.4	112.5	(0.1)	(0.1)%

Points of distribution	2,560	2,538	22	0.9%
Gross openings	32	29	3	10.3%
Net openings (closings)	(2)	5	(7)	(140.0)%
1 Systemwide sales include sales at franchisee- and company-operated restaurants, including joint ventures. We do not record sales by franchisees, licensees, or joint ventures as revenue and such sales are not included in our consolidated financial statements. Please refer to “Non-GAAP Measures and Statistical Data” for further detail.
Baskin-Robbins U.S. fourth quarter revenues increased 11.9% from the prior year period to $10.6 million due primarily to an increase in sales of ice cream and other products and an increase in franchise fees driven by additional renewal income. These increases in revenues were offset by a decrease in other revenues due to a decrease in licensing income which was driven by the extra week in the prior year period.
Segment profit for Baskin-Robbins U.S. increased to $5.4 million in the fourth quarter, an increase of 6.3%, primarily as a result of the increase in franchise fees and an increase in net margin on ice cream driven by an increase in sales volume. These increases in segment profit were offset by expenses incurred to record lease-related liabilities, as well as an increase in general and administrative expenses and the decrease in licensing income.

Amounts and percentages may not recalculate due to rounding	Three months ended		Increase (Decrease)
Baskin-Robbins International	December 30, 2017	December 31, 2016	$ / #	%
	(13 weeks)	(14 weeks)
	($ in thousands except as otherwise noted)
Revenues:
Royalty income	$1,754	1,392	362	26.0%
Franchise fees	384	415	(31)	(7.5)%
Rental income	126	118	8	6.8%
Sales of ice cream and other products	23,434	27,509	(4,075)	(14.8)%
Other revenues	106	3	103	3,433.3%
Total revenues	$25,804	29,437	(3,633)	(12.3)%

Segment profit	$7,436	8,350	(914)	(10.9)%

Comparable store sales growth	3.0%	0.7%
Systemwide sales (in millions)[1]	$326.4	301.7	24.8	8.2%

Points of distribution	5,422	5,284	138	2.6%
Gross openings	115	151	(36)	(23.8)%
Net openings	40	41	(1)	(2.4)%
1 Systemwide sales include sales at franchisee- and company-operated restaurants, including joint ventures. We do not record sales by franchisees, licensees, or joint ventures as revenue and such sales are not included in our consolidated financial statements. Please refer to “Non-GAAP Measures and Statistical Data” for further detail.
Baskin-Robbins International systemwide sales increased 8.2% in the fourth quarter compared to the prior year period driven by sales growth in South Korea and the Middle East, offset by a decline in Japan. Sales in South Korea were positively impacted by foreign exchange rates, while sales in Japan were negatively impacted by foreign exchange rates. On a constant currency basis, systemwide sales increased by approximately 7%.
Baskin-Robbins International fourth quarter revenues decreased 12.3% from the prior year period to $25.8 million due primarily to a decrease in sales of ice cream products to our licensees in the Middle East, offset by increases in royalty income and other revenues. Systemwide sales and sales of ice cream products are not directly correlated within a given period due to the lag between shipment of products to licensees and retail sales at franchised restaurants, as well as the overall timing of deliveries between fiscal quarters.
Segment profit for Baskin-Robbins International decreased 10.9% from the prior year period to $7.4 million as a result of a decrease in net margin on ice cream due to the decrease in sales volume, as well as an increase in general and administrative expenses. These decreases in segment profit were offset by an increase in net income from our South Korea joint venture and the increases in royalty income and other revenues.

COMPANY UPDATES

•
The Company today announced that the Board of Directors declared a cash dividend of $0.3475 per share, payable on March 21, 2018 to shareholders of record as of the close of business on March 12, 2018. This represents a 7.75 percent increase over the prior quarter's dividend.

•	In January, the Company announced that it was reducing its general and administrative expense target in 2018 by approximately five percent from 2017 to a target of two percent of systemwide sales.

•	The Company expects that its 2018 effective tax rate will be approximately 28 percent, which reflects the impact from the Tax Act, net of state taxes and international provisions.

•
The Company will be hosting its 2018 Investor & Analyst day on Thursday, February 8, 2018, at Fenway Park in Boston, Mass. Attendance at the event is by invitation only; however a live audio webcast of the conference including slide presentations will be accessible via the Company's website at: http://investor.dunkinbrands.com under "Events & Presentations". The conference is scheduled to begin at 9:00 AM Eastern Time and will continue until approximately 3:00 PM Eastern Time. A replay of the webcast, along with slide presentations, will remain accessible on the Company's website through March 9, 2018.

FINANCIAL TARGETS

•	The Company will provide its 2018 and long-term financial targets at its upcoming Investor & Analyst day.

Adoption of New Accounting Standard—Excess Tax Benefits
The Company adopted ASU 2016-09 in the first quarter of 2017, which simplifies several aspects of accounting for share-based payment transactions, including excess tax benefits and classification in the statements of cash flows. The adoption resulted in a reduction to the provision for income taxes of $0.5 million and $7.8 million for the three months and fiscal year ended December 30, 2017, respectively. Prior year periods have not been revised to reflect excess tax benefits in earnings, as only prospective application is permitted. Excess tax benefits will vary in future periods, as such amounts are dependent on the number of employee stock options exercised and fluctuations in the Company’s stock price. Additionally, the diluted weighted average number of common shares outstanding for the three months and fiscal year ended December 30, 2017 excludes excess tax benefits from the assumed proceeds available to repurchase shares under the treasury stock method, which did not have a material impact for either of the periods. The adoption of ASU 2016-09 had no impact on cash paid for income taxes.
New Accounting Standard Not Yet Adopted as of December 30, 2017—Revenue Recognition
In May 2014, the Financial Accounting Standards Board issued new guidance for revenue recognition related to contracts with customers, except for contracts within the scope of other standards, which supersedes nearly all existing revenue recognition guidance. The new guidance is effective for the Company in fiscal year 2018. The Company will adopt this new guidance in fiscal year 2018 using the full retrospective transition method, which will result in restating each prior reporting period presented, fiscal years 2016 and 2017, in the year of adoption. Additional information regarding the Company's adoption of the new revenue recognition guidance and the impact to historical financial results is contained in Exhibit 99.2 to the Company's filing on Form 8-K, filed with the Securities and Exchange Commission on February 6, 2018.

Conference Call
As previously announced, Dunkin' Brands will be holding a conference call today at 8:00 am ET hosted by Nigel Travis, Chairman & Chief Executive Officer, and Kate Jaspon, Chief Financial Officer. The dial-in number is (866) 393-1607 or (914) 495-8556, conference number 1769679. Dunkin' Brands will broadcast the conference call live over the Internet at http://investor.dunkinbrands.com. A replay of the conference call will be available on the Company's website at http://investor.dunkinbrands.com.
The Company's consolidated statements of operations, consolidated balance sheets, condensed consolidated statements of cash flows and other additional information have been provided with this press release. This information should be reviewed in conjunction with this press release.

Forward-Looking Statements

Certain statements contained herein are not based on historical fact and are “forward-looking statements” within the meaning of the applicable securities laws and regulations. Generally, these statements can be identified by the use of words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “feel,” “forecast,” “intend,” “may,” “plan,” “potential,” “project,” “should,” or “would,” and similar expressions intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. These risk and uncertainties include, but are not limited to: the ongoing level of profitability of franchisees and licensees; our franchisees' and licensees' ability to sustain same store sales growth; changes in working relationships with our franchisees and licensees and the actions of our franchisees and licensees; our master franchisees' relationships with sub-franchisees; the strength of our brand in the markets in which we compete; changes in competition within the quick-service restaurant segment of the food industry; changes in consumer behavior resulting from changes in technologies or alternative methods of delivery; economic and political conditions in the countries where we operate; our substantial indebtedness; our ability to protect our intellectual property rights; consumer preferences, spending patterns and demographic trends; the impact of seasonal changes, including weather effects, on our business; the success of our growth strategy and international development; changes in commodity and food prices, particularly coffee, dairy products and sugar, and other operating costs; shortages of coffee; failure of our network and information technology systems; interruptions or shortages in the supply of products to our franchisees and licensees; the impact of food borne-illness or food safety issues or adverse public or media opinions regarding the health effects of consuming our products; our ability to collect royalty payments from our franchisees and licensees; the ability of our franchisees and licensees to open new restaurants and keep existing restaurants in operation; our ability to retain key personnel; any inability to protect consumer credit card data and catastrophic events.

Forward-looking statements reflect management's analysis as of the date of this press release. Important factors that could cause actual results to differ materially from our expectations are more fully described in our other filings with the Securities and Exchange Commission, including under the section headed “Risk Factors” in our most recent annual report on Form 10-K. Except as required by applicable law, we do not undertake to publicly update or revise any of these forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Measures and Statistical Data

In addition to the GAAP financial measures set forth in this press release, the Company has included certain non-GAAP measurements such as adjusted operating income, adjusted operating income margin, adjusted net income, and diluted adjusted earnings per share, which present operating results on a basis adjusted for certain items. The Company uses these non-GAAP measures as key performance measures for the purpose of evaluating performance internally. We also believe these non-GAAP measures provide our investors with useful information regarding our historical operating results. These non-GAAP measures are not intended to replace the presentation of our financial results in accordance with GAAP. Use of the terms adjusted operating income, adjusted operating income margin, adjusted net income, and diluted adjusted earnings per share may differ from similar measures reported by other companies. These non-GAAP measures are reconciled from the respective measures determined under GAAP in the attached tables “Dunkin' Brands Group, Inc. and Subsidiaries Non-GAAP Reconciliations.”

The three months and fiscal year ended December 31, 2016 include 14 weeks and 53 weeks, respectively, as compared to 13 weeks and 52 weeks for the three months and fiscal year ended December 30, 2017, respectively. Certain financial measures and other metrics in this release have been presented on a 13-week and 52-week basis for the three months and fiscal year ended December 31, 2016, respectively, to provide improved comparability to the respective current year periods. The impact of the extra week in the three months and fiscal year ended December 31, 2016 reflects our estimate of the additional week in those fiscal periods on certain revenues and expenses, net of tax. These non-GAAP measures are not intended to replace the presentation of our financial results in accordance with GAAP. These non-GAAP measures are reconciled from the respective measures determined under GAAP in the attached tables “Dunkin' Brands Group, Inc. and Subsidiaries Non-GAAP Reconciliations.”

Additionally, the Company has included metrics such as systemwide sales and comparable store sales growth, which are commonly used statistical measures in the quick service restaurant industry and are important to understanding the Company's performance.

Systemwide sales include sales at franchisee- and company-operated restaurants, including joint ventures. While we do not record sales by franchisees, licensees, or joint ventures as revenue, and such sales are not included in our consolidated financial statements, we believe that this operating measure is important in obtaining an understanding of our financial performance. We believe systemwide sales information aids in understanding how we derive royalty revenue and in evaluating our performance relative to competitors.

The Company uses “DD U.S. comparable store sales growth” and “BR U.S. comparable store sales growth,” which are calculated by including only sales from franchisee- and company-operated restaurants that have been open at least 78 weeks and that have reported sales in the current and comparable prior year week.

The Company uses “DD International comparable store sales growth” and "BR International comparable store sales growth," which generally represents the growth in local currency average monthly sales for franchisee-operated restaurants, including joint ventures, that have been open at least 13 months and that have reported sales in the current and comparable prior year month.

About Dunkin' Brands Group, Inc.

With more than 20,500 points of distribution in more than 60 countries worldwide, Dunkin' Brands Group, Inc. (Nasdaq: DNKN) is one of the world's leading franchisors of quick service restaurants (QSR) serving hot and cold coffee and baked goods, as well as hard-serve ice cream. At the end of the fourth quarter 2017, Dunkin' Brands' 100 percent franchised business model included more than 12,500 Dunkin' Donuts restaurants and nearly 8,000 Baskin-Robbins restaurants. Dunkin' Brands Group, Inc. is headquartered in Canton, Mass.

Contact(s):

Stacey Caravella (Investors)	Karen Raskopf (Media)
Sr. Director, IR & Market Intelligence	SVP, Corporate Communications
Dunkin’ Brands Group, Inc.	Dunkin’ Brands Group, Inc.
investor.relations@dunkinbrands.com	karen.raskopf@dunkinbrands.com
781-737-3200	781-737-5200

DUNKIN’ BRANDS GROUP, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)
	Three months ended		Fiscal year ended
	December 30, 2017	December 31, 2016	December 30, 2017	December 31, 2016
	(13 weeks)	(14 weeks)	(52 weeks)	(53 weeks)
Revenues:
Franchise fees and royalty income	$165,745	149,954	592,689	549,571
Rental income	25,100	25,146	104,643	101,020
Sales of ice cream and other products	24,949	28,432	110,659	114,857
Sales at company-operated restaurants	—	51	—	11,975
Other revenues	11,345	12,122	52,510	51,466
Total revenues	227,139	215,705	860,501	828,889
Operating costs and expenses:
Occupancy expenses—franchised restaurants	16,543	14,718	60,301	57,409
Cost of ice cream and other products	18,434	19,163	77,012	77,608
Company-operated restaurant expenses	—	119	—	13,591
General and administrative expenses, net	63,362	62,786	248,975	246,814
Depreciation	4,988	5,097	20,084	20,458
Amortization of other intangible assets	5,334	5,353	21,335	22,079
Long-lived asset impairment charges	974	45	1,617	149
Total operating costs and expenses	109,635	107,281	429,324	438,108
Net income of equity method investments	2,586	2,404	15,198	14,552
Other operating income, net	36	3,052	627	9,381
Operating income	120,126	113,880	447,002	414,714
Other income (expense), net:
Interest income	1,943	148	3,313	582
Interest expense	(30,231)	(26,396)	(104,423)	(100,852)
Loss on debt extinguishment and refinancing transactions	(6,996)	—	(6,996)	—
Other gains (losses), net	21	(599)	391	(1,195)
Total other expense, net	(35,263)	(26,847)	(107,715)	(101,465)
Income before income taxes	84,863	87,033	339,287	313,249
Provision (benefit) for income taxes	(110,629)	30,913	(11,622)	117,673
Net income	$195,492	56,120	350,909	195,576

Earnings per share—basic	$2.17	0.61	3.86	2.14
Earnings per share—diluted	2.13	0.61	3.80	2.11

DUNKIN’ BRANDS GROUP, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(In thousands)
(Unaudited)
	December 30, 2017	December 31, 2016
Assets
Current assets:
Cash and cash equivalents	$1,018,317	361,425
Restricted cash	94,047	69,746
Accounts receivable, net	51,442	44,512
Notes and other receivables, net	51,082	40,672
Restricted assets of advertising funds	47,373	40,338
Prepaid income taxes	21,879	20,926
Prepaid expenses and other current assets	32,695	28,739
Total current assets	1,316,835	606,358
Property and equipment, net	169,005	176,662
Equity method investments	140,615	114,738
Goodwill	888,308	888,272
Other intangibles assets, net	1,357,157	1,378,720
Other assets	65,464	62,632
Total assets	$3,937,384	3,227,382
Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Current portion of long-term debt	$31,500	25,000
Capital lease obligations	596	589
Accounts payable	16,307	12,682
Liabilities of advertising funds	58,014	52,271
Deferred income	39,395	35,393
Other current liabilities	326,078	298,266
Total current liabilities	471,890	424,201
Long-term debt, net	3,035,857	2,401,998
Capital lease obligations	7,180	7,550
Unfavorable operating leases acquired	9,780	11,378
Deferred income	11,158	12,154
Deferred income taxes, net	315,249	461,810
Other long-term liabilities	77,823	71,549
Total long-term liabilities	3,457,047	2,966,439
Stockholders’ equity (deficit):
Preferred stock	—	—
Common stock	90	91
Additional paid-in-capital	724,114	807,492
Treasury stock, at cost	(1,060)	(1,060)
Accumulated deficit	(705,007)	(945,797)
Accumulated other comprehensive loss	(9,690)	(23,984)
Stockholders’ equity (deficit)	8,447	(163,258)
Total liabilities and stockholders’ equity (deficit)	$3,937,384	3,227,382

DUNKIN’ BRANDS GROUP, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)
	Fiscal year ended
	December 30, 2017	December 31, 2016
	(52 weeks)	(53 weeks)

Net cash provided by operating activities(a)	$276,908	276,827
Cash flows from investing activities:
Additions to property and equipment	(14,606)	(15,174)
Proceeds from sale of real estate and company-operated restaurants	854	20,523
Other, net	(102)	(4,006)
Net cash provided by (used in) investing activities	(13,854)	1,343
Cash flows from financing activities:
Proceeds from issuance of long-term debt	1,400,000	—
Repayment of long-term debt	(754,375)	(25,000)
Payment of debt issuance and other debt-related costs	(18,441)	—
Dividends paid on common stock	(117,003)	(109,703)
Repurchases of common stock, including accelerated share repurchases	(127,186)	(55,000)
Exercise of stock options	36,344	10,647
Other, net	(698)	(122)
Net cash provided by (used in) financing activities(a)	418,641	(179,178)
Effect of exchange rates on cash, cash equivalents, and restricted cash(a)	572	(275)
Increase in cash, cash equivalents, and restricted cash	682,267	98,717
Cash, cash equivalents, and restricted cash, beginning of period(a)	431,832	333,115
Cash, cash equivalents, and restricted cash, end of period(a)	$1,114,099	431,832

(a) Changes in restricted cash that have historically been included within operating and financing activities have been eliminated, and restricted cash is combined with cash and cash equivalents when reconciling the beginning and end of period balances. Additionally, the impact of excess tax benefits from share-based compensation have been reclassified from financing activities to operating activities. These changes were made based on the adoption of new accounting standards. The prior period has been revised to conform to the current period presentation for all such changes.

DUNKIN’ BRANDS GROUP, INC. AND SUBSIDIARIES
Non-GAAP Reconciliations
(In thousands, except share and per share data)
(Unaudited)
	Three months ended		Fiscal year ended
	December 30, 2017	December 31, 2016	December 30, 2017	December 31, 2016
	(13 weeks)	(14 weeks)	(52 weeks)	(53 weeks)
Operating income	$120,126	113,880	447,002	414,714
Operating income margin	52.9%	52.8%	51.9%	50.0%
Adjustments:
Amortization of other intangible assets	$5,334	5,353	21,335	22,079
Long-lived asset impairment charges	974	45	1,617	149
Transaction-related costs(a)	—	—	—	64
Bertico-related litigation(b)	(2,898)	—	(2,898)	(428)
Adjusted operating income	$123,536	119,278	467,056	436,578
Adjusted operating income margin	54.4%	55.3%	54.3%	52.7%

Net income attributable to Dunkin' Brands	$195,492	56,120	350,909	195,576
Adjustments:
Amortization of other intangible assets	5,334	5,353	21,335	22,079
Long-lived asset impairment charges	974	45	1,617	149
Transaction-related costs(a)	—	—	—	64
Bertico-related litigation(b)	(2,898)	—	(2,898)	(428)
Loss on debt extinguishment and refinancing transactions	6,996	—	6,996	—
Tax impact of adjustments(c)	(4,162)	(2,160)	(10,820)	(8,746)
Impact of tax reform(d)	(143,382)	—	(143,382)	—
Adjusted net income	$58,354	59,358	223,757	208,694

Adjusted net income	$58,354	59,358	223,757	208,694
Weighted average number of common shares – diluted	91,765,911	92,518,754	92,231,436	92,538,282
Diluted adjusted earnings per share	$0.64	0.64	2.43	2.26

(a) Represents non-capitalizable costs incurred as a result of the securitized financing facility, which was completed in January 2015.
(b) Adjustments for the three months and fiscal year ended December 30, 2017 represent a reduction to legal reserves for Bertico-related litigation based upon final settlement of such matters. Adjustment for the fiscal year ended December 31, 2016 represents a net reduction to legal reserves for the Bertico litigation and related matters based upon final agreement of interest and related costs associated with the judgment.

(c) Tax impact of adjustments calculated at a 40% effective tax rate.
(d) Net tax benefit due to the enactment of the Tax Act during the three months ended December 30, 2017, consisting primarily of the re-measurement of deferred tax liabilities using the lower enacted corporate tax rate.

DUNKIN’ BRANDS GROUP, INC. AND SUBSIDIARIES
Non-GAAP Reconciliations (continued)
(In thousands, except per share data)
(Unaudited)
	Three months ended			Fiscal year ended
	December 30, 2017	December 31, 2016%		December 30, 2017	December 31, 2016%
Total revenues	$227,139	215,705	5.3%	860,501	828,889	3.8%
Impact of extra week(a)	—	(8,756)		—	(8,756)
Total revenues, 13-week / 52-week basis	$227,139	206,949	9.8%	860,501	820,133	4.9%

Operating income	$120,126	113,880	5.5%	447,002	414,714	7.8%
Impact of extra week(a)	—	(6,112)		—	(6,112)
Operating income, 13-week / 52-week basis	$120,126	107,768	11.5%	447,002	408,602	9.4%

Adjusted operating income	$123,536	119,278	3.6%	467,056	436,578	7.0%
Impact of extra week(a)	—	(6,112)		—	(6,112)
Adjusted operating income, 13-week / 52-week basis	$123,536	113,166	9.2%	467,056	430,466	8.5%

Net income attributable to Dunkin' Brands	$195,492	56,120	248.3%	350,909	195,576	79.4%
Impact of extra week(a)	—	(4,247)		—	(4,247)
Tax impact of extra week(b)	—	1,699		—	1,699
Net income, 13-week / 52-week basis	$195,492	53,572	264.9%	350,909	193,028	81.8%

Adjusted net income	$58,354	59,358	(1.7)%	223,757	208,694	7.2%
Impact of extra week(a)	—	(4,247)		—	(4,247)
Tax impact of extra week(b)	—	1,699		—	1,699
Adjusted net income, 13-week / 52-week basis	$58,354	56,810	2.7%	223,757	206,146	8.5%

Diluted earnings per share	$2.13	0.61	249.2%	3.80	2.11	80.1%
Impact of extra week(a)	—	(0.05)		—	(0.05)
Tax impact of extra week(b)	—	0.02		—	0.02
Diluted earnings per share, 13-week / 52-week basis	$2.13	0.58	267.2%	3.80	2.08	82.7%

Diluted adjusted earnings per share	$0.64	0.64	—%	2.43	2.26	7.5%
Impact of extra week(a)	—	(0.05)		—	(0.05)
Tax impact of extra week(b)	—	0.02		—	0.02
Diluted adjusted earnings per share, 13-week / 52-week basis	$0.64	0.61	4.9%	2.43	2.23	9.0%

(a) The three months and fiscal year ended December 31, 2016 include 14 weeks and 53 weeks, respectively, as compared to 13 weeks and 52 weeks for the three months and fiscal year ended December 30, 2017, respectively. The impact of the extra week in the three months and fiscal year ended December 31, 2016 reflects our estimate of the additional week in those fiscal periods on certain revenues and expenses.

(b) Tax impact of adjustments for the extra week calculated at a 40% effective tax rate.